EXHIBIT 99.1

KLA Corporation Announces Increase in

Quarterly Dividend Level to $1.45 per

share and $2 billion Increase in Total

Share Repurchase Authorization

•

Announces increase in the quarterly dividend level to $1.45 per share from $1.30, the 14th consecutive annual dividend increase for KLA. Since inception in 2006, KLA has grown the quarterly dividend level at an approximately 15% compounded annual growth rate.

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Announces new $2 billion share repurchase authorization that is incremental to $1.6 billion remaining under the original share repurchase authorization, making total share repurchase authorization approximately $3.6 billion as of Aug. 31, 2023.

MILPITAS, Calif., Sept. 5, 2023 /PRNewswire/ — KLA Corporation is announcing an increase in the quarterly dividend level to $1.45 per share from $1.30 per share, the fourteenth consecutive annual increase in the quarterly dividend level for KLA. The declaration and payment of future dividends is subject to the Board’s discretion and will depend on financial and legal requirements and other considerations. The Company is also announcing authorization from the Board of Directors to repurchase up to $2 billion of the Company’s common stock. This is in addition to the existing share repurchase authorization, which had approximately $1.6 billion remaining as of Aug. 31, 2023.

Repurchases can be made using a variety of methods, which may include open market purchases, privately negotiated transactions, accelerated share repurchase programs, or otherwise, all in accordance with the requirements of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, and other considerations. The repurchase programs do not obligate the Company to acquire any particular amount of its common stock, and the repurchase programs may be suspended or discontinued at any time at the Company’s discretion.

“Today’s announcement is consistent with KLA’s long-standing confidence in our business model focused on product differentiation, free cash flow generation, and assertive capital allocation. It also reflects optimism in our growth strategies and continued progress towards our 2026 financial targets.” commented Rick Wallace, president and CEO, KLA Corporation.

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About KLA:

KLA Corporation (“KLA”) develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers and reticles, integrated circuits, packaging, printed circuit boards and flat panel displays. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Investors and others should note that KLA announces material financial information including SEC filings, press releases, public earnings calls and conference webcasts using an investor relations website (ir.kla.com). Additional information may be found at: www.kla.com (KLAC-F).